NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
THIRD-QUARTER AND NINE-MONTH 2015 RESULTS

HIGHLIGHTS

•
Net income attributable to common stock for third-quarter 2015 totaled $10.2 million, $1.27 per share, compared with $0.6 million, $0.07 per share, for third-quarter 2014. Net income attributable to common stock for the first nine months of 2015 totaled $11.9 million, $1.47 per share, compared with $1.9 million, $0.24 per share, for the first nine months of 2014.

•
On September 28, 2015, Stratus completed the purchase of Canyon-Johnson Urban Fund II, L.P.'s (Canyon-Johnson) approximate 58 percent interest in the CJUF II Stratus Block 21, LLC joint venture (the Block 21 Joint Venture), which owns the W Austin Hotel & Residences, for approximately $62 million.

•
In connection with its acquisition of Canyon-Johnson’s interest in the Block 21 Joint Venture, on September 28, 2015, Stratus amended its term loan with Bank of America, N.A (the BoA Loan), increasing the loan to $130.0 million and extending the maturity date to September 28, 2020.

•
On August 21, 2015, Stratus amended its $48.0 million credit facility with Comerica (the Comerica credit facility), increasing the credit facility to $72.5 million and extending the maturity to August 31, 2017.

•	On July 2, 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter commercial properties, both located in the Circle C community, for $45.0 million.

•	Operating results at the W Austin Hotel & Residences included:

◦
Revenue per Available Room (RevPAR) at the W Austin Hotel was $241 during third-quarter 2015 and $282 for the first nine months of 2015, compared with $264 during third-quarter 2014 and $286 for the first nine months of 2014.

◦
Austin City Limits Live at the Moody Theater (ACL Live) hosted 49 events during third-quarter 2015 and 152 for the first nine months of 2015, compared with 46 events during third-quarter 2014 and 142 for the first nine months of 2014.

•
Sales of 13 lots in Meridian and Barton Creek for $5.9 million closed in third-quarter 2015 and 25 lots for $10.2 million for the first nine months of 2015, compared with 7 lots for $2.9 million in third-quarter 2014 and 25 lots for $10.6 million for the first nine months of 2014. As of October 31, 2015, Stratus had 6 lots under contract.

•
Expenditures for purchases and development of real estate properties included in Stratus' five-year plan totaled $20.6 million for the first nine months of 2015, primarily reflecting development costs for Barton Creek properties and for the West Killeen Market project. Stratus also had commercial leasing capital expenditures of $36.6 million for the first nine months of 2015 primarily associated with the advancement of The Oaks at Lakeway and Santal (formerly Tecoma) multi-family projects.

•
Stratus' consolidated debt was $255.6 million and consolidated cash was $33.2 million at September 30, 2015, compared with consolidated debt of $196.5 million and consolidated cash of $29.6 million at December 31, 2014.

AUSTIN, TX, November 9, 2015 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $10.2 million, $1.27 per share for third-quarter 2015, compared with $0.6 million, $0.07 per share, for third-quarter 2014. Net income attributable to common stock for the first nine months of 2015 totaled $11.9 million, $1.47 per share, compared with $1.9 million, $0.24 per share, for the first nine months of 2014. The results for the third quarter and the first nine months of 2015 included a total gain of $21 million ($11 million to net income attributable to common stock) on the sales of Parkside Village and 5700 Slaughter. Results for third-quarter 2014 included net income of $1.5 million related to a litigation settlement. Results for the first nine months of 2015 also included recognition of a deferred gain associated with the 2012 sale of 7500 Rialto totaling $5.0 million ($3.2 million to net income attributable to common stock). Results for the first nine months of 2014 included net income of $2.1 million associated with litigation and insurance settlements and $0.4 million associated with the recovery of building repair costs.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, stated, “Stratus continued to execute its five-year plan during the third quarter, highlighted by the acquisition of our former partner’s interest in the joint venture that owns the W Austin Hotel and Residences. Completion of this transaction, which was achieved in connection with the long-term refinancing of the project on favorable terms together with an expansion of our existing credit facility, is expected to simplify operations and generate consistent cash flows going forward. Additionally, completion of our sales of the Parkside Village and 5700 Slaughter commercial projects during the quarter generated significant cash and benefited our financial results. Construction and pre-leasing activity at the HEB-anchored The Oaks at Lakeway retail project and Santal (formerly Tecoma) multi-family project are proceeding as planned, and lot sales activity at our Meridian and Barton Creek developments reflect what we believe continues to be an exciting Austin-area market.”

Summary Financial Results.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2015		2014		2015		2014
	(In Thousands, Except Per Share Amounts)
Revenues	$19,677		$21,630		$59,888		$67,450
Operating income	20,976	[a]	2,086	[b]	23,127	[a]	8,276	[b,c]
Income from continuing operations	13,741	[a]	778	[b]	14,067	[a]	4,934	[b]
Income from discontinued operations	—		—		3,218	[d]	—
Net income	13,741	[a]	778	[b]	17,285		4,934	[b,c]
Net income attributable to common stock	10,248	[a]	597	[b]	11,871	[a,d]	1,913	[b,c]

Diluted net income per share attributable to common stock:
Continuing operations	$1.27		$0.07		$1.07		$0.24
Discontinued operations	$—		$—		$0.40	[d]	$—
Diluted net income per share attributable to common stock	$1.27	[a]	$0.07	[b]	$1.47	[a]	$0.24	[b,c]

Diluted weighted-average shares of common stock outstanding	8,094		8,067		8,085		8,078

a.	Includes a total gain of $20.7 million ($10.8 million to net income attributable to common stock or $1.34 per share) associated with the sales of Parkside Village and 5700 Slaughter.

b.
Includes a gain of $1.5 million, $0.19 per share, associated with a litigation settlement. Also includes lease termination charges of $0.3 million, $0.04 per share, recorded by the commercial leasing segment.

c.	Includes income of $0.6 million, $0.07 per share, related to insurance settlements and $0.4 million, $0.05 per share, for the recovery of building repair costs.

d.	Represents recognition of a deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stock or $0.40 per share) associated with the 2012 sale of 7500 Rialto.

Five-Year Plan. Stratus' board of directors approved a five-year plan to create value for stockholders by methodically developing certain existing assets and actively marketing other assets for possible sale at appropriate values. Under the plan, any future new projects will be complementary to existing operations and will be projected to be developed and sold within a five-year time frame.

Consistent with the five-year plan, on July 2, 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter commercial properties, both located in the Circle C community, for $32.5 million and $12.5 million, respectively. Stratus is also in the process of engaging or considering the engagement of advisers to market other developed and undeveloped properties.

Additionally, on September 28, 2015, Stratus completed the purchase of Canyon-Johnson's approximate 58 percent joint venture interest in the Block 21 Joint Venture for approximately $62 million. Stratus funded the acquisition with (1) $32.3 million from its BoA Loan, (2) a $20.0 million term loan under its credit facility with Comerica Bank and (3) approximately $9.7 million in cash.

Stratus is currently developing The Oaks at Lakeway and Santal multi-family projects. The Oaks at Lakeway is a HEB Grocery Company, L.P. (HEB) anchored retail project planned for 245,022 square feet of commercial space. Leases for 68 percent of the space, including the HEB lease, have been executed and leasing for the remaining space is underway. The project is currently under construction, and the HEB store opened in October 2015. The Santal multi-family project is a garden-style apartment complex consisting of 236 units. Construction commenced in January 2015 and pre-leasing is expected to begin in November 2015. The project is expected to be completed in April 2016.

Stratus believes that the Austin and surrounding sub-markets continue to be desirable. Many of Stratus' developments are in locations where development approvals have historically been subject to regulatory constraints, which has made it difficult to obtain entitlements. Stratus' Austin assets, which are located in desirable areas with significant regulatory constraints, are highly entitled and, as a result, Stratus believes that through strategic planning and development, it can maximize and fully realize their value. These development plans require significant additional capital, and may be pursued through joint ventures or other means. In addition, the five-year plan is subject to continued review by Stratus' board of directors and may change as a result of market conditions or other factors deemed relevant by the board.

Debt Refinancings. In connection with its acquisition of Canyon-Johnson’s interest in the Block 21 Joint Venture, on September 28, 2015, Stratus amended its BoA Loan. Pursuant to the BoA Loan amendment, among other revisions, (1) the $100.0 million non-recourse term loan previously made available to the Block 21 Joint Venture was increased to $130.0 million, (2) the interest rate was reduced to the London Interbank Offered Rate (LIBOR) daily floating rate plus 2.35 percent and (3) the maturity date was extended from September 29, 2016, to September 28, 2020. In addition, Canyon-Johnson was released as a guarantor. Accordingly, certain obligations of the Block 21 Joint Venture, including environmental indemnification and other customary carve-out obligations, are guaranteed by Stratus. All other terms and conditions remain unchanged.

On August 21, 2015, Stratus amended its $48.0 million credit facility with Comerica (the Comerica credit facility), that was scheduled to mature on August 31, 2015. The amendment increases the borrowing capacity under the Comerica credit facility to $72.5 million, comprised of a $45.0 million revolving line of credit, a $7.5 million tranche for letters of credit and a $20.0 million term loan. The interest rate applicable to amounts borrowed under the Comerica credit facility is LIBOR plus 4.0 percent, with a minimum interest rate of 6.0 percent. The Comerica credit facility matures on August 31, 2017, however, to the extent amounts are outstanding under the $20.0 million term loan, a principal payment of $8.0 million is required on or before December 31, 2015, with quarterly principal payments of $1.75 million due thereafter. The Comerica credit facility is secured by substantially all of Stratus' assets except for properties that are encumbered by separate loan financing.The Comerica credit facility contains customary financial covenants including a requirement that Stratus maintain a minimum total stockholders' equity balance of $110.0 million. As of September 30, 2015, Stratus had $58.1 million outstanding under the Comerica credit facility, which was comprised of $38.1 million under the revolving line of credit and $20.0 million under the term loan.

Circle C Property Sales. On July 2, 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter commercial properties, both located in the Circle C community, to Whitestone REIT. Stratus successfully entitled, developed and fully leased both projects. The Parkside Village commercial project, which was owned in a joint venture with LCHM Holdings, LLC, consisted of 90,184 leasable square feet and was sold for $32.5 million. The 5700 Slaughter commercial project, which was wholly owned by Stratus, consists of 25,698 leasable square feet and was sold for $12.5 million. Stratus used the proceeds from these transactions to repay the $26 million outstanding under both the Parkside Village construction loan with Comerica Bank and the term loan with United Heritage Credit Union, with the remainder being held in escrow while Stratus assessed potential tax free like-kind exchange transactions. In September 2015, Stratus used $2.6 million of the escrow funds to purchase an undeveloped tract of land for the West Killeen Market project and withdrew $12.1 million to fund distributions to Stratus and LCHM Holdings, of $9.4 million and $3.2 million respectively. The remaining proceeds are expected to be distributed to Stratus in fourth-quarter 2015. After debt repayments and closing costs, cash proceeds from these transactions approximated $17 million, and Stratus recorded a pre-tax gain in third-quarter 2015 of $21 million, of which the noncontrolling interest share was $4 million.

Operating Results. Stratus' developed property sales included the following (dollars in thousands):

	Three Months Ended September 30,
	2015			2014
	Lots/Units	Revenues	Average Cost per Lot/Unit	Lots/Units	Revenues	Average Cost per Lot/Unit
Barton Creek
Amarra Drive:
Phase II Lots	—	$—	$—	3	$1,743	$212
Phase III Lots	4	3,340	401	—	—	—

Circle C
Meridian	9	2,560	161	4	1,180	166

W Austin Hotel & Residences Project
Condominium Units	—	—	—	2	3,455	1,567
Total Residential	13	$5,900		9	$6,378

	Nine Months Ended September 30,
	2015			2014
	Lots/Units	Revenues	Average Cost per Lot/Unit	Lots/Units	Revenues	Average Cost per Lot/Unit
Barton Creek
Calera:
Verano Drive	—	$—	$—	9	$3,524	$181
Amarra Drive:
Phase II Lots	—	—	—	12	5,925	192
Phase III Lots	7	5,110	351	—	—	—

Circle C
Meridian	18	5,040	159	4	1,180	166

W Austin Hotel & Residences Project
Condominium Units	—	—	—	5	7,875	1,365
Total Residential	25	$10,150		30	$18,504

The decrease in developed property sales revenues in the 2015 periods primarily resulted from fewer sales of higher priced condominium units at the W Austin Residences and fewer lot sales at Verano Drive and Amarra Drive Phase II as inventories have declined, partly offset by increased lot sales at Meridian and Amarra Drive Phase III, which was completed in first-quarter 2015. As of October 30, 2015, 32 Meridian lots, 14 Amarra Drive Phase II lots and 56 Amarra Drive Phase III lots remain available for sale.

Revenue from the Hotel segment totaled $8.6 million for third-quarter 2015 and $31.4 million for the first nine months of 2015, compared with $9.8 million for third-quarter 2014 and $31.4 million for the first nine months of 2014. Hotel revenue reflects the results of operations for the W Austin Hotel, and primarily includes revenue from room reservations and food and beverage sales. Lower Hotel revenues for third-quarter 2015, compared with third-quarter 2014, primarily reflect lower food and beverage sales and room revenue. RevPAR at the W Austin Hotel, which is calculated by dividing total room revenue by total rooms available, averaged $241 during third-quarter 2015 and $282 for the first nine months of 2015, compared with $264 during third-quarter 2014 and $286 for the first nine months of 2014. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

Revenue from the Entertainment segment totaled $4.2 million for third-quarter 2015 and $13.6 million for the first nine months of 2015, compared with $3.7 million for third-quarter 2014 and $12.7 million for the first nine months of 2014. Entertainment revenue primarily reflects the results of operations for ACL Live, including ticket sales, revenue from private events, sponsorships, personal seat license sales and suite sales, and sales of concessions and merchandise. Entertainment revenue also reflects revenues associated with outside events hosted at venues other than ACL Live and production of recorded content for artists performing at ACL Live, as well as the results of the joint venture with Pedernales Entertainment relating to Stageside Productions. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the number and type of events. Austin City Limits Live at the Moody Theater (ACL Live) hosted 49 events during third-quarter 2015, compared with 46 events during third-quarter 2014, and hosted 152 events during the first nine months of 2015, compared with 142 events during the first nine months of 2014. ACL Live currently has events booked through October 2016. The increase in entertainment revenue for the 2015 periods primarily resulted from increases in the number of events hosted and ticket sales.

Rental revenue from the Commercial Leasing segment totaled $0.9 million for third-quarter 2015 and $4.7 million for the first nine months of 2015, compared with $1.8 million for third-quarter 2014 and $5.3 million for the first nine months of 2014. Rental revenue primarily reflects revenue from the office and retail space at the W Austin Hotel & Residences project, Barton Creek Village, and Parkside Village and 5700 Slaughter, which are both in the Circle C community. As discussed above, on July 2, 2015, we completed the sales of Parkside Village and 5700 Slaughter for $45.0 million. Lower rental revenues in the 2015 periods primarily reflects the sales of the Parkside Village and 5700 Slaughter commercial properties.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin area, but including projects in certain other select markets in Texas.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as statements regarding the implementation and potential results of Stratus' five-year business strategy, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, commercial leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, liquidity and capital resources, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its board considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (SEC) as updated by Stratus' subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements, except as required by law.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Hotel	$8,521	$9,714	$31,194	$31,086
Real estate operations	6,210	6,562	10,920	18,817
Entertainment	4,159	3,659	13,463	12,659
Commercial leasing	787	1,695	4,311	4,888
Total revenues	19,677	21,630	59,888	67,450
Cost of sales:
Hotel	6,782	7,542	23,159	22,815
Real estate operations	4,459	5,478	8,580	13,978
Entertainment	3,423	3,003	10,514	9,539
Commercial leasing	516	1,045	2,216	2,449
Depreciation	2,063	2,241	6,713	6,713
Total cost of sales	17,243	19,309	51,182	55,494
General and administrative expenses	2,187	1,741	6,308	5,762
Gain on sales of assets	(20,729)	—	(20,729)	—
Litigation and insurance settlements	—	(1,506)	—	(2,082)
Total costs and expenses	(1,299)	19,544	36,761	59,174
Operating income	20,976	2,086	23,127	8,276
Interest expense, net	(855)	(974)	(2,736)	(2,797)
(Loss) gain on interest rate derivative instruments	(918)	15	(986)	(236)
Loss on early extinguishment of debt	—	(19)	—	(19)
Other income, net	15	3	304	25
Income before income taxes and equity in unconsolidated affiliates' (loss) income	19,218	1,111	19,709	5,249
Equity in unconsolidated affiliates' (loss) income	(280)	(190)	(398)	248
Provision for income taxes	(5,197)	(143)	(5,244)	(563)
Income from continuing operations	13,741	778	14,067	4,934
Income from discontinued operations, net of taxes	—	—	3,218	—
Net income	13,741	778	17,285	4,934
Net income attributable to noncontrolling interests in subsidiaries	(3,493)	(181)	(5,414)	(3,021)
Net income attributable to common stock	$10,248	$597	$11,871	$1,913

Basic and diluted net income per share attributable to common stockholders:
Continuing operations	$1.27	$0.07	$1.07	$0.24
Discontinued operations	—	—	0.40	—
Basic and diluted net income per share attributable to common stockholders	$1.27	$0.07	$1.47	$0.24

Weighted-average shares of common stock outstanding:
Basic	8,063	8,032	8,055	8,037
Diluted	8,094	8,067	8,085	8,078

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$33,190	$29,645
Restricted cash	8,181	7,615
Real estate held for sale	27,013	12,245
Real estate under development	153,241	123,921
Land available for development	24,223	21,368
Real estate held for investment, net	151,285	178,065
Deferred tax assets	15,977	11,759
Other assets	16,434	18,069
Total assets	$429,544	$402,687

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$16,546	$8,076
Accrued liabilities	11,298	9,670
Debt	255,567	196,477
Other liabilities and deferred gain[a]	9,788	13,378
Total liabilities	293,199	227,601

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91	91
Capital in excess of par value of common stock	192,103	204,269
Accumulated deficit	(35,450)	(47,321)
Accumulated other comprehensive loss	—	(279)
Common stock held in treasury	(20,470)	(20,317)
Total stockholders' equity	136,274	136,443
Noncontrolling interests in subsidiaries	71	38,643	[b]
Total equity	136,345	175,086
Total liabilities and equity	$429,544	$402,687

a.	Deferred gain of $5.0 million associated with the 2012 sale of 7500 Rialto was recognized in first-quarter 2015.

b.	Primarily relates to Canyon-Johnson's interest in the Block 21 Joint Venture through September 28, 2015.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2015	2014
Cash flow from operating activities:
Net income	$17,285	$4,934
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	6,713	6,713
Cost of real estate sold	4,935	9,772
Deferred gain on sale of 7500 Rialto	(5,000)	—
Gain on sales of assets	(20,729)	—
Loss on early extinguishment of debt	—	19
Stock-based compensation	421	348
Equity in unconsolidated affiliates' loss (income)	398	(248)
Deposits	1,267	597
Deferred income taxes	3,252	—
Purchases and development of real estate properties	(20,591)	(47,611)
Municipal utility district reimbursement	5,307	—
Increase in other assets	(1,777)	(2,939)
Increase in accounts payable, accrued liabilities and other	11,863	3,334
Net cash provided by (used in) operating activities	3,344	(25,081)

Cash flow from investing activities:
Capital expenditures	(37,383)	(2,263)
Net proceeds from sales of assets	43,266	—
Return of investment in unconsolidated affiliates	6	1,368
Net cash provided by (used in) investing activities	5,889	(895)

Cash flow from financing activities:
Borrowings from credit facility	55,826	28,500
Payments on credit facility	(20,857)	(9,782)
Borrowings from project loans	60,202	29,812
Payments on project and term loans	(36,081)	(12,079)
Purchase of noncontrolling interest	(61,991)	—
Stock-based awards net proceeds (payments), including excess tax benefit	1,722	(125)
Noncontrolling interests distributions	(4,244)	(4,275)
Repurchase of treasury stock	—	(637)
Financing costs	(265)	(69)
Net cash (used in) provided by financing activities	(5,688)	31,345
Net increase in cash and cash equivalents	3,545	5,369
Cash and cash equivalents at beginning of year	29,645	21,307
Cash and cash equivalents at end of period	$33,190	$26,676

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment and Commercial Leasing.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consist of its properties in Austin, Texas (the Barton Creek community, the Circle C Community, Lantana and the condominium units at the W Austin Hotel & Residences project); in Lakeway, Texas (The Oaks at Lakeway) located in the greater Austin area; in Magnolia, Texas located in the greater Houston area; and in Killeen, Texas (The West Killeen Market).
The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.
The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed with Pedernales Entertainment LLC.
The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project and a retail building and a bank building in Barton Creek Village. On July 2, 2015, Stratus completed the sales of the Parkside Village and 5700 Slaughter properties, which were included in the Commercial Leasing segments.
Segment data presented below was prepared on the same basis as Stratus' consolidated financial statements (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing[b]	Eliminations and Other[c]	Total
Three Months Ended September 30, 2015:
Revenues:
Unaffiliated customers	$6,210	$8,521	$4,159	$787	$—	$19,677
Intersegment	8	76	22	134	(240)	—
Cost of sales, excluding depreciation	4,458	6,792	3,493	524	(87)	15,180
Depreciation	58	1,494	323	222	(34)	2,063
General and administrative expenses	1,672	120	43	497	(145)	2,187
Gain on sales of assets	—	—	—	(20,729)	—	(20,729)
Operating income	$30	$191	$322	$20,407	$26	$20,976
Capital expenditures[d]	$4,888	$241	$52	$20,350	$—	$25,531
Total assets at September 30, 2015	233,295	108,877	49,039	26,629	11,704	429,544

Three Months Ended September 30, 2014:
Revenues:
Unaffiliated customers	$6,562	$9,714	$3,659	$1,695	$—	$21,630
Intersegment	24	85	12	131	(252)	—
Cost of sales, excluding depreciation	5,494	7,548	3,066	1,069	(109)	17,068
Depreciation	53	1,460	313	452	(37)	2,241
Insurance settlement	(1,506)	—	—	—	—	(1,506)
General and administrative expenses	1,344	83	31	412	(129)	1,741
Operating income (loss)	$1,201	$708	$261	$(107)	$23	$2,086
Capital expenditures[d]	$22,794	$57	$23	$1,230	$—	$24,104
Total assets at September 30, 2014	179,741	112,747	51,418	49,630	(5,598)	387,938

IV

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing[b]	Eliminations and Other[c]	Total
Nine Months Ended September 30, 2015:
Revenues:
Unaffiliated customers	$10,920	$31,194	$13,463	$4,311	$—	$59,888
Intersegment	58	217	124	386	(785)	—
Cost of sales, excluding depreciation	8,580	23,247	10,666	2,274	(298)	44,469
Depreciation	183	4,484	965	1,190	(109)	6,713
General and administrative expenses	4,667	510	184	1,396	(449)	6,308
Net gain on sales of assets	—	—	—	(20,729)	—	(20,729)
Operating (loss) income	$(2,452)	$3,170	$1,772	$20,566	$71	$23,127
Income from discontinued operations[e]	$—	$—	$—	$3,218	$—	$3,218
Capital expenditures[d]	20,591	689	121	36,573	—	57,974

Nine Months Ended September 30, 2014:
Revenues:
Unaffiliated customers	$18,817	$31,086	$12,659	$4,888	$—	$67,450
Intersegment	71	314	30	386	(801)	—
Cost of sales, excluding depreciation	14,060	22,822	9,733	2,521	(355)	48,781
Depreciation	166	4,390	943	1,325	(111)	6,713
Insurance settlement	(2,082)	—	—	—	—	(2,082)
General and administrative expenses	4,437	298	110	1,358	(441)	5,762
Operating income	$2,307	$3,890	$1,903	$70	$106	$8,276
Capital expenditures[d]	$47,611	$133	$55	$2,075	$—	$49,874

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes the results of the Parkside Village and 5700 Slaughter commercial properties through July 2, 2015.

c.	Includes eliminations of intersegment amounts.

d.	Includes purchases and development of residential real estate held for sale.

e.	Represents a deferred gain, net of taxes, associated with the 2012 sale of 7500 Rialto that was recognized in first-quarter 2015.

V